Exhibit 99.15

The following statements amend the Annual Report on Form 18-K for the fiscal year ended March 31, 2018:

The two last paragraphs of the section “Enterprises Included in the Government’s Reporting Entity” on pages 45 and 46 of the Exhibit 99.1 are hereby replaced with the following:

On February 23, 2010, CF(L)Co instituted proceedings against Hydro-Québec seeking the modification, effective as of November 30, 2009, of the pricing terms under the 1969 Power Contract by increasing the contract price payable by Hydro-Québec to CF(L)Co. Alternatively, CF(L)Co is seeking the termination of the 1969 Power Contract. It is noteworthy to mention that CF(L)Co and its affiliates have attempted on two prior occasions to challenge Hydro-Québec’s rights under the 1969 Power Contract. The Supreme Court of Canada ruled in favour of Hydro Québec on both occasions. In the most recent challenge, the Québec Superior Court rendered its decision on July 24, 2014, dismissing CF(L)Co’s request and confirming Hydro Québec’s rights under the 1969 Power Contract. CF(L)Co appealed the judgment before the Québec Court of Appeal. The Court of Appeal dismissed CF(L)Co’s appeal and confirmed the Superior Court decision on August 1, 2016. On April 20, 2017, the Supreme Court of Canada granted to CF(L)Co a leave to appeal. On November 2, 2018, the Supreme Court of Canada confirmed the Québec Court of Appeal decision and rejected CF(L)Co’s request for a revision of the pricing terms under the 1969 Power Contract.

On July 22, 2013, Hydro-Québec filed legal proceedings against CF(L)Co before the Québec Superior Court in order to determine the interpretation of two essential Hydro-Québec rights, set forth in the 1969 Power Contract. On August 8, 2016, the Québec Superior Court rendered its decision (this decision was rectified on November 8, 2016 with no changes to its conclusions), confirming Hydro-Québec’s rights. On September 7, 2016, CF(L)Co appealed the decision before the Québec Court of Appeal. The Court of appeal hearing is expected to be held in December of 2018.